PRESS RELEASE


 For further information contact:  S. Kelley MacDonald, Vice President,
 Corporate Communications    Tel: (603) 429-8767
 email:macdonald@unitrode.com


               UNITRODE TO REVISE PROXY MATERIALS AND ADJOURN
            ANNUAL MEETING TO JULY:  MERGER TALKS CONTINUE WITH
                      BENCHMARQ MICROELECTRONICS, INC.


 Merrimack, NH (June 22, 1998)   Unitrode Corporation (NYSE-UTR), a
 manufacturer of analog/linear and mixed-signal integrated circuits, today announced that the Company will issue a revised Notice of Meeting and Proxy Statement and proxy card within the next several weeks and will adjourn its Annual Meeting of Stockholders scheduled for June 29, 1998 to a date later in July. The announcement follows the Company's decision on June 15, 1998, to withdraw its recommendation to stockholders to vote in favor of the issuance of up to 11,419,672 shares in order to complete the previously announced Agreement and Plan of Merger (the "Merger Agreement") with BENCHMARQ Microelectronics, Inc. ("BENCHMARQ"). On the same date, BENCHMARQ announced that it expects a decline in revenues and profits in the second quarter ending June 30, 1998.

 The revised proxy materials will be forwarded to all stockholders of record as of April 30, 1998, the same record date as for the original meeting.
 The distribution of new proxy materials will ensure that stockholders have an adequate opportunity to evaluate the proposed transaction under current circumstances and reconsider any earlier votes they may have cast.

 Unitrode also said that it is engaged in discussions with BENCHMARQ regarding the terms of the existing Merger Agreement.

 Unitrode designs and manufactures analog/linear and mixed-signal integrated circuits, principally to perform power management, motion control, and interface functions. Its products are sold throughout the world for a variety of computer, tele- and data-communications, defense/aerospace, industrial, and automotive applications. Further information about Unitrode may be found at the company's homepage site: http://www.unitrode.com.

                                   (END)



 7 Continental Blvd.    Merrimack, NY 03054      Tel (603) 424-2410
 Fax (603) 429-8771     http://www.unitrode.com